Exhibit 99.1

October 20, 2016 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2016

NORTH LIBERTY, IOWA - October 20, 2016 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2016. Highlights included:

Three months ended September 30, 2016:

•	Net Income of $12.5 million, Earnings per Share of $0.15, and Operating Revenue of $149.3 million,

•	Operating Ratio of 86.7% and 85.1% Non-GAAP Adjusted Operating Ratio(1).

Nine months ended September 30, 2016:

•	Net Income of $43.3 million, Earnings per Share of $0.52, and Operating Revenue of $472.9 million,

•	Operating Ratio of 86.3% and 84.9% Non-GAAP Adjusted Operating Ratio(1),

•	Cash balance of $100.3 million, a $67.0 million increase since December 31, 2015.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "The results achieved during the quarter and year-to-date have been hard fought and are a result of us holding fast to the foundational principles that have made us successful over the last thirty years during both good times and challenging times. We have continued to experience downward pressure on freight rates due to the softness in freight volumes resulting from the available capacity in the industry. Through this, our commitment and dedication to on-time service for our customers and their partnership during these challenging times drives our profitable results. We continued to show year over year improvement in our operating ratio, excluding gains on disposal of property and equipment, for both the current quarter and the year to date results. Further, we were able to generate another quarter of solid cash flows from operations, which allowed us to increase our cash reserves and pay for capital expenditures while remaining debt free. This allows us to operate profitably and maintain an efficient fleet of equipment while keeping resources in reserve to capitalize on future investment opportunities that align with our operating strategy and our corporate values."

Financial Results

Heartland Express ended the third quarter of 2016 with net income of $12.5 million, compared to $15.1 million in the third quarter of 2015. Basic earnings per share were $0.15 during the quarter compared to $0.17 earnings per share in the third quarter of 2015. Operating revenues were $149.3 million, compared to $182.5 million in the third quarter of 2015. Operating revenues for the quarter included fuel surcharge revenues of $15.2 million compared to $21.8 million in the same period of 2015, a $6.6 million decrease. Operating revenues decreased 16.6% excluding the impact of fuel surcharge revenues primarily due to lower miles driven due to softer freight volumes in the third quarter compared to the same period in 2015. Operating income for the three-month period decreased $4.9 million mainly due to the current operating environment challenges on freight volume and pricing. The Company posted an adjusted operating ratio(1) of 85.1% and a 8.4% net margin (net income as a percentage of operating revenues) in the third quarter of 2016 compared to 84.5% and 8.3%, respectively in the third quarter of 2015.

For the nine month period ended September 30, 2016 the Company recorded net income of $43.3 million, compared to $56.0 million in the same period of 2015. Basic earnings per share were $0.52 compared to $0.64 earnings per share in the same period of 2015. Operating revenues were $472.9 million, compared to $561.7 million in the same period of 2015. Operating revenues included fuel surcharge revenues of $43.7 million compared to $73.6 million in the same period of 2015, a $29.9 million decrease. Operating revenues decreased 12.1% excluding the impact of fuel surcharge revenues. Operating income for the nine-month period decreased $24.2 million mainly as a result of the continued operating environment challenges on freight volume and pricing. The Company posted an adjusted operating ratio(1) of 84.9% and a 9.2% net margin (net income as a percentage of operating revenues) in the nine months ended September 30, 2016 compared to 81.8% and 10.0%, respectively in 2015.

Balance Sheet, Liquidity, and Capital Expenditures

At September 30, 2016, the Company had $100.3 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $194.5 million in available borrowing capacity on the line of credit at September 30, 2016 after consideration of $5.5 million outstanding letters of credit. The line of credit maximum borrowing capacity will reduce by $25.0 million to $175.0 million on November 1, 2016. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $741.7 million and stockholders' equity of $494.3 million.

Net cash flows from operations for the first nine months of 2016 were $120.2 million. The primary use of cash during the nine month period ended September 30, 2016 was $32.7 million for purchases of property and equipment, net of trades and sale proceeds, $14.7 million for stock repurchases, and $5.0 million for dividends. The average age of the Company's tractor fleet was 1.6 years as of September 30, 2016 compared to 1.6 years at September 30, 2015. The average age of the Company's trailer fleet was 4.7 years at September 30, 2016 compared to 4.4 years at September 30, 2015. The Company currently anticipates a total of approximately $30 to $35 million in net capital expenditures for the calendar year. The Company ended the past twelve months with a return on total assets of 8.2% and a 12.6% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchase of common stock. A dividend of $0.02 per share was declared and paid during each of the first three quarters of 2016. The Company has now paid cumulative cash dividends of $462.4 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past fifty-three consecutive quarters. During the nine months ended September 30, 2016, 0.9 million shares of our common stock were repurchased for $14.7 million reducing outstanding shares at September 30, 2016 to 83.3 million shares. During 2015 and 2016, the Company has repurchased 4.7 million shares of our common stock for $88.7 million. A total of 6.5 million shares of common stock have been repurchased for approximately $112.9 million over the past five years. The Company has the ability to repurchase an additional 3.3 million shares under the current authorization.

Other Information

We continued to deliver award-winning service and safety to our customers. In addition to the ten customer and safety awards previously announced through the second quarter of 2016, we received the following additional awards during the third quarter:

•	United Sugars - Carrier of the Year

•	Logistics Management Quest for Quality Award

Adjusted operating ratio is a non-GAAP financial measure and is not intended to replace financial measures calculated in accordance with GAAP. This non-GAAP financial measure supplements our GAAP results. We believe that using this measure affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
OPERATING REVENUE	$149,316	$182,533	$472,893	$561,739

OPERATING EXPENSES:
Salaries, wages, and benefits	$58,351	$68,987	$185,342	$210,886
Rent and purchased transportation	5,472	8,238	18,353	26,775
Fuel	22,987	29,414	68,575	97,866
Operations and maintenance	6,391	9,213	19,999	25,725
Operating taxes and licenses	3,889	4,498	11,722	13,690
Insurance and claims	4,536	7,379	17,607	17,491
Communications and utilities	1,156	1,699	3,420	4,695
Depreciation and amortization	27,271	28,415	78,823	81,266
Other operating expenses	824	7,230	11,655	21,734
Gain on disposal of property and equipment	(1,474)	(7,401)	(7,273)	(27,250)

	129,403	157,672	408,223	472,878

Operating income	19,913	24,861	64,670	88,861

Interest income	124	64	308	156

Interest expense	—	—	—	(19)

Income before income taxes	20,037	24,925	64,978	88,998

Federal and state income taxes	7,510	9,812	21,706	32,957

Net income	$12,527	$15,113	$43,272	$56,041

Earnings per share
Basic	$0.15	$0.17	$0.52	$0.64
Diluted	$0.15	$0.17	$0.52	$0.64

Weighted average shares outstanding
Basic	83,286	87,387	83,301	87,663
Diluted	83,342	87,492	83,373	87,806

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2016	2015
CURRENT ASSETS
Cash and cash equivalents	$100,264	$33,232
Trade receivables, net	51,704	61,009
Prepaid tires	8,747	9,584
Other current assets	9,395	8,316
Income tax receivable	6,555	7,641
Deferred income taxes, net	—	16,662
Total current assets	176,665	136,444

PROPERTY AND EQUIPMENT	679,743	671,946
Less accumulated depreciation	242,987	197,948
	436,756	473,998
GOODWILL	100,212	100,212
OTHER INTANGIBLES, NET	12,570	14,013
DEFERRED INCOME TAXES, NET	4,156	—
OTHER ASSETS	11,353	11,363
	$741,712	$736,030
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$16,755	$7,516
Compensation and benefits	23,748	24,636
Insurance accruals	22,494	21,573
Other accruals	13,747	12,443
Total current liabilities	76,744	66,168
LONG-TERM LIABILITIES
Income taxes payable	12,668	16,228
Deferred income taxes, net	93,933	112,118
Insurance accruals less current portion	60,104	59,435
Other long-term liabilities	4,000	12,153
Total long-term liabilities	170,705	199,934
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2016 and 2015; outstanding 83,287 in 2016 and 84,115 in 2015, respectively	907	907
Additional paid-in capital	3,323	4,126
Retained earnings	614,221	575,948
Treasury stock, at cost; 7,402 in 2016 and 6,574 in 2015, respectively	(124,188)	(111,053)
	494,263	469,928
	$741,712	$736,030

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating income, operating ratio, and adjusted operating ratio reconciliation (a)
(In thousands)
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Operating revenue	$149,316	$182,533	$472,893	$561,739
Less: Fuel surcharge revenue	15,229	21,800	43,664	73,609
Operating revenue, excluding fuel surcharge revenue	134,087	160,733	429,229	488,130

Operating expenses	129,403	157,672	408,223	472,878
Less: Fuel surcharge revenue	15,229	21,800	43,664	73,609
Adjusted operating expenses	114,174	135,872	364,559	399,269

Operating income	$19,913	$24,861	$64,670	$88,861
Operating ratio	86.7%	86.4%	86.3%	84.2%
Adjusted operating ratio	85.1%	84.5%	84.9%	81.8%

(a) Adjusted operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of operating revenue excluding fuel surcharge revenue.